Filed Pursuant to Rule 424(b)(3)

Registration No. 333-129842

PROSPECTUS SUPPLEMENT NO. 9

To Prospectus dated May 12, 2009

Computer Software Innovations, Inc.

13,252,672 SHARES OF COMMON STOCK

This Prospectus Supplement supplements the Prospectus dated May 12, 2009, as amended and supplemented, relating to the offer and sale by the selling stockholder identified in the Prospectus of up to 13,252,672 shares of common stock of Computer Software Innovations, Inc. (the “Company”).

This Prospectus Supplement includes the Company’s Form 8-K dated April 21, 2010 filed with the Securities and Exchange Commission (the “Commission”) on April 21, 2010.

The information contained in the report included in this Prospectus Supplement is dated as of the date set forth in such report. This Prospectus Supplement should be read in conjunction with the Prospectus dated May 12, 2009, as supplemented on April 14, 2010, April 1, 2010, March 9, 2010, December 23, 2009, November 19, 2009, September 25, 2009, August 14, 2009 and May 20, 2009, which Prospectus Supplements are to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated May 12, 2009, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 9 is April 22, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 21, 2010

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51758	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

900 East Main Street, Suite T, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Computer Software Innovations, Inc. (the “Company”) is furnishing as Exhibit 99.1 a PowerPoint presentation to be presented to interested persons. The presentation contains certain forward-looking financial information concerning the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished as part of this report:

Exhibit Number	Description

99.1	PowerPoint Investor Presentation (April 2010)

Forward-Looking and Cautionary Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

In our most recent Form 10-K, we have included risk factors and uncertainties that might cause differences between anticipated and actual future results. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive marketplace and/or customer requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ DAVID B. DECHANT
David B. Dechant
Chief Financial Officer

Dated: April 21, 2010

EXHIBIT INDEX

Exhibit Number	Description

99.1	PowerPoint Investor Presentation (April 2010)

Computer Software Innovations, Inc. OTC BB: CSWI Investor Presentation April 2010 1 Exhibit 99.1

Safe Harbor

This presentation contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward looking statements often address our expected future business and financial performance, and often contain words such as “may,” “could,” “should,” “expect,”
“believe,” “seek,” “estimate,” “predict,” or “project.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from economic health of the software and technology industry, demand for CSI’s products and engineering services, competitive pricing pressures and the availability of necessary financing. In addition, other risks are more fully described in CSI’s Form 10-K and other filings with the Securities and Exchange
Commission. These uncertainties may cause our actual results to be materially different from those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

CSI, Inc. Overview
OTCBB:CSWI
Headquarters:
Easley, SC
215 Employees
4 offices
Provider of software and technology solutions to education
and local government markets
Customer base: 800+ K-12 school districts,
colleges/universities, city/county governments, non-profit
organizations
Software Applications Segment
• Financial Management Software
• Version3 Identity Life Cycle Management
• CSI@K12 Communications and Collaboration Solutions
Technology Solutions Segment
• 21
st
Century Connected Classroom
• Convergence Applications –
IP telephony, surveillance, video
• Network Infrastructure & end-devices
• Infrastructure Management –
monitoring, performance,
maintenance

Increase Customer Base In Existing Markets
Leverage Current Solution Portfolio:
– Sell CSI Solutions To Customers Gained In Acquisitions
– Cross-Sell Existing Customers
Continue Expanding Geographic Footprint Organically and by
Acquisitions
Expand Intellectual Property Portfolio through
– Organic Product Development, including cloud-based solutions
– Acquisitions
Potential to more than double EBITDA in next 5 years
Growth Drivers

CSI Technology Outfitters

7%
48%
45%
School Districts
Local Gov
Non-Profit

14%
29%
57%
CSI-Easley
CSI-McAleer (acquired)
CSI-ICS (acquired)

600 customers in 8 southeastern states
Strong Gross Margins
>50% Recurring Revenue
Solutions Include:
Financial Management, Billing and Revenue Management,
Payroll/Human Resources, School Activity Accounting, eGov, Document Services
Type of Customers                                                Growth by Acquisitions
Financial Management Software

Version3 Simple Sign On™
Provisioning
Education Portal

Customers throughout US as well as Canada and UK Customers include some of the US’s largest school districts Solutions Include: Version3 Identify Life Cycle Management 6

Version3 Identify Life Cycle
Management
Provisioning
Active Directory
(or other directories)
Exchange
(Other email systems)
CSI@K12
Home Folders
E-Portfolio / Archive
Applications –
Local /
Hosted
Orchard, PlatoWeb, Destiny,
etc
(API Support) (Supports SIF)
Scheduled
Event
Authoritative
Source
SIS or
HR
Systems
Cloud
Computing

Developed in partnership with Microsoft and based on Live@edu, a hosted email solution for education market
Provides a cloud-based instructional communications management solution
– Manages regulatory compliance and security standards for K-12 email
– Integrates a portal experience for educators, students and parents
– Provides access to email, homework and class tasks, network files
Funded through federal E-rate program
Expect significant revenue growth from this solution in late 2011-
2012
CSI@K12 Communication and
Collaboration Solution

School rooms with
Internet access
1
1994: 3%
2005: 93%
Public schools providing
handheld computers to
students or teachers
1
2003: 10%
2005: 19%
K12 enrollment in South
region  projected to
grow 17% through 2016–
highest growth in the
country
1
U.S. has highest
growth rate for interactive
white boards
2
55% in 2007
9
1 Source: Dept. of Education- Nat’l Center for Education Statistics
2 Source: Decision Tree Consulting 2008 Study
21
st
Century Connected
Classroom

CSI Technology Outfitters

PROMETHEAN
LIGHTING THE FLAME OF LEARNING

TANDBERG

DELL

CISCO SYSTEMS

IRONPORT SYSTEMS

frontrow for active learning

Cistera Networks

vmware

Microsoft

hp invent

intel

Cross-Sell Existing Customers 10 Technology Solutions Network Infrastructure & End-Devices Connected Classroom Infrastructure Management Convergence Applications

Grow via continued expansion into new geographies
Total
U.S.
11
Nationwide Prospects
CSI
Core Markets
3,100 County Governments
36,000 City Governments
14,000 School Districts
Total
U.S.
1 Source: Dept of Census
2 Source: National League of Cities
3 Source: Dept. of Education - National Center for Education Statistics
3
2
1

Summary of Capitalization as of 4.15.10
Common Shares Outstanding 7.0 M
F/D Shares Outstanding 13.7 M
Full Potential Diluted 14.2 M
52 Wk Trading Range $ 0.40 - $1.15
Current Share Price $ 0.68
Current Market Cap $ 4.8 M
Management/Board/Insider Ownership
4.0 Million Shares = 57% of Common
outstanding ; 28% outstanding shares
(common & preferred)
Select Financials
12
Key Statistics - Dec 31, 2009
Fiscal Year Ends Dec 31 EPS (Fully Diluted) 2009 $ 0.02
Revenue FY 2009 $ 51.8 M
EPS (Fully Diluted) 2008 $ 0.11
Revenue TTM $ 51.8 M Total Assets $ 18.8 M
EBITDA FY 2009 $ 3.5 M Total Debt   With Sub-Debt $ 2.4 M
EBITDA FY 2008 $ 5.1 M Without Sub-Debt $ 0.6 M
3
EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure provided in our Earnings Release for our year ended 12/31/2009 at
www.csioutfitters.com.
2
TTM: Trailing Twelve Months is a sum of the past 12 month timeframe.
1
Common shares outstanding includes 0.5 M shares held in trust related to Version3 acquisition.
2
3
3
1
1

CSI Technology Outfitters

$4.1
$20.1
$5.0
$23.5
$10.5
$44.7
$13.6
$45.1
$14.9
$36.9
$2.4
$4.1
$2.7
$3.7
$4.4
$6.9
$5.5
$7.3
$5.8
$5.5
FY 05
FY 06
FY 07
FY 08
FY 09
Revenues
FY 05
FY 06
FY 07
FY 08
FY 09
Gross Profit
Software Segment
Technology Segment

Select Financials ($ in millions) 13 Revenues and Gross Profit 5-Year Trend

Technology Outfitters

$7.8
$5.1
$4.8
$4.1
$3.5
$3.1
$3.0
$3.0
$1.7
$1.3
$1.0
$0.5
$0.3
$0.1
($0.2)
($0.2)
($0.8)
($0.9)
($1.1)
($1.9)
Operating Income
Net Income
EBITDA
Cash Provided by (Used for) Operations
FY 05
FY 06
FY 07
FY 08
FY 09

Select Financials
Operating Income , Net Income , EBITDA  & Cash Provided by (Used for)
Operations     5-Year Trend
($ in Millions)
1
EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure in our earnings release for our year ended
12/31/2009 at www.csioutfitters.com.
Operating Income and Net Income have declined more than EBITDA due to increased Amortization from Intangible Acquisitions.  New product developing and acquired from Acquisitions provides the potential to double EBITDA over the next 5 years, over 2008 levels.
1 1
1

$6.2
$6.5
$9.4
$15.7
$10.4
$7.6
$9.5
$16.2
$25.0
$18.8
$8.1
$9.4
$12.4
$13.2
$12.7
$8.1
$9.6
$13.7
$19.6
$12.9
($0.5)
($0.1)
$2.5
$5.4
$5.9
Total Current Assets
Total Assets
Total Current Liabilities(1)
Total Liabilities
Stockholder's Equity (Deficit)
FY 05
FY 06
FY 07
FY 08
FY 09

Select Financials 15 Balance Sheet 3-Year Trend 1 Includes deferred revenue, such as revenue from recurring support agreements. ($ in Millions)

Nancy K. Hedrick
• CEO & President
• 30 yrs in IT
• President of CSI since 1989
Thomas P. Clinton
• Sr. VP of Strategic Partnerships
• 25 yrs in IT
• VP at CSI since 1999
David Dechant, CPA
• Chief Financial Officer
• 25 yrs in Finance
(including Conso Int’l Corp & Warner-Lambert)
• CFO at CSI since 2005
Beverly N. Hawkins
• Sr. VP of Product Development
• 24 yrs in IT
• VP of CSI since 1989
William J. Buchanan
• Sr. VP of Delivery & Support
• 25 yrs in IT
• VP at CSI since 1999
Senior Management Team

Advantages of business model
– Strong gross margins
– Recurring revenue stream
– Proprietary software solutions and diversity of our offerings
– Focused on public sector markets with continuous budgets
Positioned for continued growth
– Strategic investments in new products and enhanced offerings
– Customer base growth in existing markets
– Leverage solution portfolio with newly acquired and existing customers
– Continue expanding into new geographies
Investment Summary

Company Contact
David Dechant, CFO
ddechant@csioutfitters.com
Telephone: 864.855.3900
Company Website: www.csioutfitters.com
Investor Contact
DC Consulting, LLC
Daniel Conway
daniel@dcconsultingllc.com
Telephone: 407.792.3332
18
Contact Us
OTC BB: CSWI